Exhibit 99.1

                  SPECTRUM CONTROL REPORTS FIRST QUARTER PROFIT

     First Quarter Sales up 29% and Customer Orders up 18% from a Year Ago;
               EPS of $0.16 Versus $0.02 for Same Period Last Year

                FAIRVIEW, Pa., March 29 /PRNewswire-FirstCall/ --

                                  FlashResults
                          Spectrum Control, Inc. (SPEC)
                          (Numbers in Thousands, Except
                                 Per Share Data)

                   1st quarter ended              1st quarter ended
                       2/28/2007         YTD          2/28/2006         YTD
                   -----------------   --------   -----------------   --------
Sales              $          32,887     32,887              25,560     25,560
Net Income                     2,119      2,119                 290        290
Average Shares                13,587     13,587              13,192     13,192
EPS                $            0.16   $   0.16   $            0.02   $   0.02

    Spectrum Control, Inc. (Nasdaq: SPEC), a leading designer and manufacturer of electronic control products and systems, today reported results for the first quarter ended February 28, 2007.

    For the first quarter of fiscal 2007, the Company generated net income of $2,119,000 or 16 cents per share on sales of $32,887,000, compared to net income of $290,000 or two cents per share on sales of $25,560,000 for the first quarter of fiscal 2006.

    Dick Southworth, the Company's President and Chief Executive Officer commented, "During the current quarter, our sales increased by $7.3 million or 29% from the same period last year, with 11% reflecting the impact of our recent business acquisitions and 18% arising from internal growth. Sales of our signal and power integrity products were particularly strong, up $3.9 million from a year ago, reflecting improved market conditions and greater availability of required ceramic components. Sales of our sensors and controls increased by $3.2 million from the comparable period last year, $2.3 million of which is acquisition-related, with the remaining growth generated by increased demand for our custom position sensors used in various commercial and military applications. As we continue to increase production at our new ceramic manufacturing facility in State College, Pennsylvania, our operating margins and overall profitability continue to improve. As a percentage of sales, our income from operations was 10.2% in the current quarter, compared to 8.8% for the preceding quarter and 1.3% for the first quarter of last year. With our new State College operation expected to fully meet our ceramic component needs during the second half of fiscal 2007, we believe our Company is poised for further growth and enhanced profitability."

    First Quarter Highlights

    *  Increased Customer Orders

       Total customer orders received in the first quarter of fiscal 2007 amounted to $34.0 million, up $5.3 million or 18% from the same period a year ago.

    *  Strategic Acquisition

       On January 26, 2007, we acquired substantially all of the assets and assumed certain liabilities of EMF Systems, Inc. (EMF). EMF, based in State College, Pennsylvania, designs and manufactures custom oscillator-based products. In addition to a broad line of oscillator components, EMF primarily designs and manufactures integrated microwave assemblies including synthesizers and phase locked oscillators. These sophisticated products are used in numerous military and commercial applications such as military radar systems, secure communications, and commercial weather radar. The aggregate cash purchase price for EMF was $2.4 million. During the current period, EMF was successfully integrated into our Microwave Components and Systems Business with EMF product sales of $399,000 generated and included in our first quarter consolidated sales.

    *  Continued Ramp-Up of State College Ceramic Operations

       Throughout the current quarter, we continued to expand production at our new ceramic manufacturing facility in State College, Pennsylvania. Presently, we expect full production to be achieved for all of our ceramic product lines by the end of the second quarter of fiscal 2007. When these production levels are achieved, and all purchasing and consumption of third party ceramics are eliminated, we expect our material costs to decrease and our gross margins to return to historical levels of approximately 28% of sales. Our margins have continued to improve during this transition period. Our gross margin was $7.8 million or 24% of sales in the first quarter of fiscal 2007, compared to $5.2 million or 20% of sales in the same period last year.

    *  Positive Operating Cash Flow

       With our enhanced profitability and reduced working capital requirements, our operating cash flow improved dramatically from a year ago. During the quarter ended February 28, 2007, net cash generated from operations was $1.5 million. This positive cash flow, combined with the receipt of $1.7 million of insurance proceeds upon the final settlement of our Hurricane Katrina related claims, enabled us to fund the acquisition of EMF as well as repay $1.0 million under our domestic line of credit.

    Business Segment Discussion

    Our operations are currently conducted in four reportable segments: signal and power integrity components; microwave components and systems; power management systems; and sensors and controls.

    Our Signal and Power Integrity Components Business designs and manufactures a broad range of products including low pass electromagnetic interference (EMI) filters, filtered arrays and connectors, power entry modules, power line filters, antennas, and numerous value added assemblies. Sales of these products were $15.3 million in the current quarter, up $3.9 million or 34% from a year ago, primarily reflecting improved overall market conditions. Additionally, during the first quarter of 2006, our signal integrity product sales were negatively impacted by the aftermath of Hurricane Katrina and our inability to obtain the ceramic components necessary to complete certain signal product orders. Customer orders for our signal and power integrity components were $13.4 million in the current quarter, down 8% from the same period last year, principally reflecting timing differences in the receipt of orders from distributors.

    Our Microwave Components and Systems Business designs and manufactures radio frequency (RF) and microwave filters, amplifiers, frequency mixers, oscillators, synthesizers, filter banks, and related products and integrated assemblies. Customer orders for these products totaled $12.8 million in the current quarter, an increase of $2.6 million or 25% from the comparable quarter of fiscal 2006. Sales of our microwave components and systems amounted to $11.1 million in the first quarter of fiscal 2007, an increase of $601,000 from the same period last year. In addition to EMF product sales of $399,000, this increase reflects the continued strong demand for these products in numerous military and aerospace applications.

    Our Sensors and Controls Business was created with our acquisition of JDK Controls, Inc. in October 2005, and expanded with our acquisition of Advanced Thermal Products, Inc. (ATP) in July 2006. This business segment currently designs and manufactures precision potentiometers and position sensors, temperature sensing probes, thermistors, resistance temperature detector sensors, and related assemblies. Sales of our sensors and controls were $5.0 million in the current quarter, an increase of $3.2 million from the first quarter of fiscal 2006. In addition to ATP product sales of $2.3 million, the current quarter growth in sales principally reflects increased orders for our custom position sensors and related assemblies. These products are used in various commercial, aerospace and military markets, with major applications in medical and meteorological instruments, animatronics and robotics, aircraft flap position actuators, cockpit instrumentation, and military vehicles.
Total customer orders received for our Sensors and Controls Business amounted to $5.8 million in the first quarter of fiscal 2007, an increase of $3.4 million from the comparable quarter of 2006.

    Our Power Management Systems Business designs and manufactures power distribution units, breaker and fuse interface panels, custom power outlet strips, and our Smart Start power management systems. Customer orders for these systems totaled $2.1 million in the current quarter, up 35% from a year ago and up 28% sequentially from the fourth quarter of last year. Late in the current quarter, as certain telecom equipment manufacturers worked through temporary excess inventories, these customers began once again to order additional systems. Sales of our power management systems amounted to $1.6 million in the first quarter of fiscal 2007, and $1.9 million in the comparable quarter last year. We remain very optimistic about the long-term growth potential of these advanced systems which are used in various infrastructure equipment including optical networks, data centers, wireless base stations, and various military applications such as secure communications and unmanned vehicles.

    Current Business Outlook

    Mr. Southworth added, "Based upon our existing sales order backlog, recent customer order trends, and the continued successful ramp-up of our internal ceramic manufacturing capabilities, we currently expect our sales to be approximately $33.0 to $34.0 million for our second quarter ending May 31, 2007. If this sales level is achieved, we expect our second quarter earnings this year to be 18 to 19 cents per share, up more than 38% from the second quarter of last year. Encouraged by our strong first quarter performance, we believe our Company is strategically positioned for dynamic growth and greater profitability throughout fiscal 2007."

    Forward-Looking Information

    This press release contains statements that are forward-looking statements within the meaning of the Private Securities Reform Act of 1995. These statements are based on current expectations, estimates and projections about the Company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict.

    Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors and risks discussed from time to time in the Company's Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

    Simultaneous Webcast and Teleconference Replay

    Spectrum Control, Inc. will host a teleconference to discuss its 2007 first quarter results on Thursday, March 29, 2007, at 4:45 p.m., Eastern Time. Internet users will be able to access a simultaneous webcast of the teleconference at http://www.spectrumcontrol.com or http://www.vcall.com. A taped replay of the call will be available through March 30, 2007 at 877-660-6853, access account 286, conference 235563 or for 30 days over the Internet at the Company's website.

    About Spectrum Control

    Spectrum Control is a leading designer and manufacturer of components and systems used to condition, regulate, transmit, receive, or govern electronic performance. The Company's largest markets are military/aerospace and telecommunications equipment, with applications in secure communications, smart weapons and munitions, missile defense systems, avionic upgrades, wireless base stations, broadband switching equipment, and global positioning systems. Other markets for the Company's products include medical instrumentation, industrial equipment, computers, and storage devices.

    For more information about Spectrum Control and its products, please visit the Company's website at http://www.spectrumcontrol.com.

Spectrum Control, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)

(Dollar Amounts in Thousands)

                                                February 28,   November 30,
                                                    2007           2006
                                                ------------   ------------
Assets

Current assets
  Cash and cash equivalents                     $      2,888   $      3,501
  Accounts receivable, net
    Trade                                             24,215         22,676
    Insurance recovery                                     -          1,500
  Inventories                                         23,056         21,754
  Deferred income taxes                                1,253          1,253
  Prepaid expenses and other current assets            1,950          1,778

    Total current assets                              53,362         52,462

Property, plant and equipment, net                    24,170         24,236

Noncurrent assets
  Goodwill                                            35,760         34,508
  Other                                                7,970          8,001

    Total assets                                $    121,262   $    119,207

Liabilities and Stockholders' Equity

Current liabilities
  Short-term debt                               $      8,000   $      9,000
  Accounts payable                                     7,362          7,227
  Income taxes payable                                   267             71
  Accrued liabilities                                  4,190          4,061
  Current portion of long-term debt                      295            295

    Total current liabilities                         20,114         20,654

Long-term debt                                         1,067          1,131
Other liabilities                                      1,910          2,013
Deferred income taxes                                  7,146          6,810

Stockholders' equity                                  91,025         88,599

    Total liabilities and
     stockholders' equity                       $    121,262   $    119,207

Spectrum Control, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(Unaudited)

(Amounts in Thousands Except Per Share Data)

                                                   For the quarter ended
                                                       february 28,
                                                ---------------------------
                                                    2007           2006
                                                ------------   ------------

Net sales                                       $     32,887   $     25,560

Cost of products sold                                 25,085         20,340

Gross margin                                           7,802          5,220

Selling, general and administrative expense            4,437          4,892

Income from operations                                 3,365            328

Other income (expense)
    Interest expense                                    (167)           (41)
    Other income and expense, net                        165            182
                                                          (2)           141

Income before provision for income taxes               3,363            469

Provision for income taxes                             1,244            179

Net income                                      $      2,119   $        290

Earnings per common share:
    Basic                                       $       0.16   $       0.02
    Diluted                                     $       0.16   $       0.02

Average number of common shares outstanding:
    Basic                                             13,230         13,062
    Diluted                                           13,587         13,192

Spectrum Control, Inc. and Subsidiaries
Selected Financial Data
(Unaudited)

                                                   For the quarter ended
                                                       february 28,
                                                ---------------------------
                                                    2007           2006
                                                ------------   ------------
Selected Financial Data,
 as a Percentage of Net Sales:

  Net sales                                            100.0%         100.0%
  Cost of products sold                                 76.3           79.6
  Gross margin                                          23.7           20.4
  Selling, general and
   administrative expense                               13.5           19.1
  Income from operations                                10.2            1.3
  Other income (expense)
    Interest expense                                    (0.5)          (0.2)
    Other income and expense, net                        0.5            0.7
  Income before provision for
   income taxes                                         10.2            1.8
  Provision for income taxes                             3.8            0.7
  Net income                                             6.4%           1.1%

Selected Operating Segment Data:
(Dollar Amounts in Thousands)

Signal and power integrity components:
  Customer orders received                      $     13,366   $     14,519
  Net sales                                           15,264         11,408

Microwave components and systems:
  Customer orders received                            12,781         10,219
  Net sales                                           11,086         10,485

Power management systems:
  Customer orders received                             2,082          1,546
  Net sales                                            1,558          1,920

Sensors and controls:
  Customer orders received                             5,801          2,439
  Net sales                                            4,979          1,747

SOURCE  Spectrum Control, Inc.
    -0-                             03/29/2007
    /CONTACT:  Corporate Headquarters, +1-814-474-2207, fax, +1-814-474-2208,
or Investors, John P. Freeman, Senior Vice President and Chief Financial Officer of Spectrum Control, Inc., +1-814-474-4310/
    /Web site:  http://www.spectrumcontrol.com /
    (SPEC)